Exhibit 35.4

OFFICER'S CERTIFICATE

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Wells Fargo Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Primary Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Servicing and Asset Management of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

8 Spring House Innovation Park Suite 200 Lower Gwynedd, PA 19002 t 215-902-9660 nmrk.com

1.         A review of the activities of the Primary Servicer during the preceding calendar year (or in the case of the first such certification, during the period from the Closing Date to December 31, 2020) (the "Reporting Period") and of its performance under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the SubServicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated:	February 22, 2021

Berkeley Point Capital LLC d/b/a Newmark Knight Frank

/s/ Ronald Steffenino
Ronald Steffenino
Senior Managing Director Servicing and Asset Management

Berkeley Point Capital LLC d/b/a Newmark Knight Frank — Wells Fargo Primary Servicer

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer

CFCRE 2016-C3	CFCRE 2016-C4
UBS 2017-C4	UBS 2017-C6
BBCMS 2018-C2	COMM 2014-CCRE20
GSMS 2015-GC28	COMM 2015-CCRE24
COMM 2015-CCRE26	GSMS 2015-GC34
COMM 2015-LC23	CGCMT 2016-C1
SGCMS 2016-C5	CFCRE 2016-C6
CFCRE 2017-C8	UBS 2018-C10
CGCMT 2018-C6

Berkeley Point Capital LLC d/b/a Newmark Knight Frank — Wells Fargo Primary Servicer